Exhibit 10.1

FIRST AMENDED AND RESTATED

UNSECURED REVOLVING CREDIT AGREEMENT

AMONG

AMERIVEST PROPERTIES INC.

AND

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

KEYBANC CAPITAL MARKETS,

AS SOLE LEAD ARRANGER AND BOOK MANAGER

AND

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION

	§1.1	Definitions
	§1.2	Rules of Interpretation

§2.	REVOLVING LOAN FACILITY

	§2.1	Commitment to Lend
	§2.2	The Notes
	§2.3	Interest on Loans
	§2.4	Conversion Options
	§2.5	Requests for Loans
	§2.6	Funds for Loans
	§2.7	Increase in Total Commitment

§3.	REPAYMENT OF THE LOANS

	§3.1	Maturity
	§3.2	Mandatory Repayments of Loan
	§3.3	Optional Repayments of Loans

§4.	CERTAIN GENERAL PROVISIONS

	§4.1	Facility Fees
	§4.2	Unused Fee
	§4.3	Agent’s Fee
	§4.4	Funds for Payments
	§4.5	Computations
	§4.6	Additional Costs, Etc
	§4.7	Capital Adequacy
	§4.8	Certificate
	§4.9	Breakage Costs
	§4.10	Default Interest and Late Charges
	§4.11	Inability to Determine LIBOR Rate
	§4.12	Illegality
	§4.13	Replacement of Lenders
	§4.14	Limitation on Interest

§5.	NO LIMITATION ON RECOURSE

	§5.1	[Intentionally Omitted.]
	§5.2	No Limitation on Recourse

§6.	REPRESENTATIONS AND WARRANTIES

	§6.1	Authority; Etc
	§6.2	Governmental Approvals

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	§6.3	Title to Properties; Leases
	§6.4	Financial Statements
	§6.5	No Material Changes
	§6.6	Franchises, Patents, Copyrights, Etc
	§6.7	Litigation
	§6.8	No Materially Adverse Contracts, Etc
	§6.9	Compliance With Other Instruments, Laws, Etc
	§6.10	Tax Status
	§6.11	Event of Default
	§6.12	Investment Company Act
	§6.13	Absence of Financing Statements, Etc
	§6.14	[Intentionally Omitted.]
	§6.15	Certain Transactions
	§6.16	Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans
	§6.17	Regulations U and X
	§6.18	Environmental Compliance
	§6.19	Subsidiaries and Affiliates
	§6.20	Leases
	§6.21	Loan Documents
	§6.22	Property
	§6.23	OFAC

§7.	AFFIRMATIVE COVENANTS OF THE BORROWER

	§7.1	Punctual Payment
	§7.2	Maintenance of Office
	§7.3	Records and Accounts
	§7.4	Financial Statements, Certificates and Information
	§7.5	Notices
	§7.6	Existence; Maintenance of REIT Status; Maintenance of Properties
	§7.7	Insurance
	§7.8	Taxes
	§7.9	Inspection of Properties and Books
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits
	§7.11	Use of Proceeds
	§7.12	Reserved
	§7.13	[Intentionally Omitted.]
	§7.14	Interest Rate Protection
	§7.15	Further Assurance
	§7.16	Reserved
	§7.17	Environmental Indemnification
	§7.18	Response Actions
	§7.19	Environmental Assessments
	§7.20	Employee Benefit Plans

	§7.21	More Restrictive Agreements

§8.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER

	§8.1	Restrictions on Indebtedness
	§8.2	Restrictions on Liens, Etc
	§8.3	Restrictions on Investments
	§8.4	Merger, Consolidation, Acquisition and Disposition of Properties
	§8.5	Sale and Leaseback
	§8.6	Compliance with Environmental Laws
	§8.7	Distributions
	§8.8	[Intentionally Omitted.]
	§8.9	Related Companies
	§8.10	Equity Pledges

§9.	FINANCIAL COVENANTS OF THE BORROWER

	§9.1	Reserved
	§9.2	Reserved
	§9.3	Total Liabilities to Gross Asset Value
	§9.4	Adjusted EBITDA to Interest Expense
	§9.5	EBITDA to Fixed Charges
	§9.6	Minimum Tangible Net Worth

§10.	CONDITIONS TO EFFECTIVENESS

	§10.1	Loan Documents
	§10.2	Good Standing Certificates and Certified Copies
	§10.3	By-laws; Resolutions
	§10.4	Incumbency Certificate; Authorized Signers
	§10.5	Opinions of Counsel Concerning Organization and Loan Documents
	§10.6	Payment of Fees
	§10.7	Compliance Certificate

§11.	CONDITIONS TO ALL BORROWINGS

	§11.1	Representations True; No Event of Default; Compliance Certificate
	§11.2	No Legal Impediment
	§11.3	Governmental Regulation
	§11.4	Proceedings and Documents

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC

	§12.1	Events of Default and Acceleration
	§12.2	Termination of Commitments
	§12.3	Remedies
	§12.4	Distribution of Proceeds

§13.	SETOFF

§14.	THE AGENT

	§14.1	Authorization
	§14.2	Employees and Agents
	§14.3	No Liability
	§14.4	No Representations
	§14.5	Payments
	§14.6	Holders of Notes
	§14.7	Indemnity
	§14.8	Agent as Lender
	§14.9	Resignation
	§14.10	Notification of Defaults and Events of Default
	§14.11	Duties in the Case of Enforcement
	§14.12	Bankruptcy

§15.	EXPENSES

§16.	INDEMNIFICATION

§17.	SURVIVAL OF COVENANTS, ETC

§18.	ASSIGNMENT; PARTICIPATIONS; ETC

	§18.1	Conditions to Assignment by Lenders
	§18.2	Certain Representations and Warranties; Limitations; Covenants
	§18.3	Register
	§18.4	New Notes
	§18.5	Participations
	§18.6	Pledge by Lender
	§18.7	No Assignment by Borrower
	§18.8	Disclosure
	§18.9	Mandatory Assignment
	§18.10	Co-Agents

§19.	NOTICES, ETC

§20.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

§21.	HEADINGS

§22.	COUNTERPARTS

§23.	ENTIRE AGREEMENT

§24.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

§25.	CONSENTS, AMENDMENTS, WAIVERS, ETC

§26.	SEVERABILITY

§27.	RELATIONSHIP.

§28.	DEALINGS WITH THE BORROWER

§29.	NO UNWRITTEN AGREEMENTS

§30.	TIME OF THE ESSENCE

§31.	RIGHTS OF THIRD PARTIES

§32.	PATRIOT ACT

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EXHIBITS

EXHIBIT A	FORM OF REVOLVING CREDIT NOTE
EXHIBIT B	LOAN REQUEST
EXHIBIT C	COMPLIANCE CERTIFICATE
EXHIBIT D	FORM OF ASSIGNMENT AND ACCEPTANCE

SCHEDULES

SCHEDULE 1	LENDERS; DOMESTIC AND EURODOLLAR LENDING OFFICES
SCHEDULE 1.1	COMMITMENTS
SCHEDULE 1.2	[INTENTIONALLY OMITTED]
SCHEDULE 1.3	RELATED COMPANIES & UNCONSOLIDATED ENTITIES
SCHEDULE 6.3	PROPERTIES NOT OWNED BY THE BORROWER
SCHEDULE 6.7	LITIGATION
SCHEDULE 6.15	RELATED PARTY TRANSACTIONS
SCHEDULE 6.18	ENVIRONMENTAL MATTERS
SCHEDULE 6.22	CONDEMNATION PROCEEDINGS

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FIRST AMENDED AND RESTATED UNSECURED
REVOLVING CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT is made as of the 20th day of October, 2004, by and among AMERIVEST PROPERTIES INC., a Maryland corporation (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), the other lending institutions which are listed on Schedule 1 or hereafter become a party hereto (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as agent for itself and such other lending institutions (the “Agent”).

WHEREAS, Borrower, Fleet National Bank (“FNB”) and FNB as Agent entered into that certain Unsecured Revolving Credit Agreement dated as of December 15, 2003, as amended by that certain First Amendment to Unsecured Revolving Credit Agreement dated as of March 16, 2004 (collectively, the “Original Credit Agreement”); and

WHEREAS, FNB has assigned its position as a Lender to KeyBank, and FNB has resigned its position as Agent under the Original Credit Agreement, and KeyBank has been appointed as the new Agent;

WHEREAS, Borrower has requested that the Lenders amend certain provisions of the Original Credit Agreement;

WHEREAS, Agent, Borrower and the Lenders desire to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, to accomplish these purposes, the Agent, the Borrower and the Lenders hereby amend and restate the Original Credit Agreement in its entirety and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION

§1.1         Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Adjusted EBITDA.  EBITDA minus the Reserve Amount for all Real Estate Assets owned by Borrower or any of the Related Companies.

Affiliated Lenders.  Any commercial bank which is (i) the parent corporation of any of the Lenders originally listed on Schedule 1, (ii) a wholly-owned subsidiary of any of the Lenders or (iii) a wholly-owned subsidiary of the parent corporation of any of the Lenders.

Agent.  KeyBank National Association acting as agent for the Lenders or any successor agent.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time.

Agreement.  This First Amended and Restated Unsecured Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  The Agreement Regarding Fees of even date herewith between Borrower and KeyBank.

Arranger.  KeyBank Capital Markets or any successor.

Assignment and Acceptance.  See §18.

Balance Sheet Date.  June 30, 2004.

Borrower.  As defined in the preamble hereto.

Borrowing Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.4.

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Loan.

Business Day.  Any day other than a Saturday, Sunday or day which shall be in the State of Ohio a legal holiday or day on which banking institutions are required or authorized to close and, in the case of LIBOR Loans, also a day which is a LIBOR Business Day.

Capitalized Leases.  Leases under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles.

CERCLA.  See §6.18.

Change in Control.  The occurrence of any of the following events: (A) if during any twelve month period on or after the Closing Date while any portion of the Loan remains outstanding or Lenders have any obligation to make further Loans, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (B) if there occurs a change of control of the Borrower of a nature that would be required to be reported in response to Item 1a of Form 8-K filed pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, or in any other filing by the Borrower with the

Securities and Exchange Commission; or (C) if the Borrower or any Related Company consolidates with, is acquired by, or merges into or with any Person.

Closing Date.  The date upon which this Agreement shall become effective pursuant to §10 and the initial Loan shall be advanced.

Code.  The Internal Revenue Code of 1986, as amended and in effect from time to time.

Commitment.  With respect to each Lender, the amount set forth from time to time on Schedule 1.1 hereto as the amount of such Lender’s commitment to make Loans to the Borrower.

Commitment Increase.  An increase in the Total Commitment to not more than $50,000,000.00 pursuant to §2.7.

Commitment Increase Date.  See §2.7(a).

Compliance Certificate.  A certificate in the form of Exhibit C hereto signed by a Responsible Officer setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9.1 through §9.6, §8.3(d) and §8.7.

Controlled Unconsolidated Entity.  An Unconsolidated Entity to the extent that the Borrower has the authority to make management decisions on behalf of such Unconsolidated Entity, or when this term is used with respect to the negative covenants herein, an Unconsolidated Entity in which the Borrower has the right or ability to prevent such Unconsolidated Entity from taking the action which is prohibited by the applicable negative covenant.

Conversion Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.4.

Default.  See §12.1.

Distribution.  The declaration or payment of any dividend or distribution of cash or cash equivalents to the shareholders of the Borrower or the limited partners of any operating partnership in which the Borrower is a general partner.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Prime Rate Loans.

EBITDA.  For any period of calculation and without duplication, net income (loss) of Borrower for such period (determined in accordance with Generally Accepted Accounting Principles, before allocations to minority interests and excluding all amounts attributable to the net income or net losses of Unconsolidated Entities) plus the sum of the following amounts (but only to the extent included in determining net income (loss) for such period):  (a) depreciation and amortization expense of Borrower for such period plus (b) Interest Expense for such period plus (c) income tax expense of Borrower in respect of such period plus (d) extraordinary losses of Borrower, losses from the sale of assets of Borrower and losses resulting from forgiveness of debt by Borrower, all for such period minus (e) extraordinary gains of Borrower and gains from the sale of assets of Borrower for such period plus (f) any cash dividends or distributions actually received (and not reinvested) by Borrower from its Unconsolidated Entities.

Effective Date.  The date upon which this Agreement shall become effective pursuant to §10.

Eligible Assignee.  Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with Generally Accepted Accounting Principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) an insurance company and other institutional investor having a net worth of at least $100,000,000 that, in the reasonable judgment of the Agent, has substantial experience in real estate lending or investing in loans similar to the Loans; (f) an investment fund or similar entity having a net worth of at least $100,000,000 that is engaged in making, purchasing or holding bank loans or similar extensions of credit and that is managed by an investment advisor that, in the reasonable judgment of the Agent, has substantial experience in real estate lending or investing in loans similar to the Loans or (g) an Affiliated Lender, provided, however that neither the Borrower, any of the Related Companies or any of the Unconsolidated Entities nor any affiliate thereof shall be Eligible Assignees.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3 (3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See §6.18(a).

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any Lender subject thereto would be required to maintain reserves (a “Eurocurrency Reserve”) under Regulation D of the Board of Governors of the

Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  See §12.1.

Facility Percentage.  With respect to each Lender, the percentage set forth from time to time on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charges.  With respect to any fiscal period of the Borrower, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Indebtedness of Borrower and the Related Companies, excluding any balloon payments due at the maturity of such Indebtedness, plus (iii) all dividend payments due to the holders of any preferred stock of the Borrower.

Funds From Operations.  With respect to any fiscal period of the Borrower, an amount equal to net income (computed in accordance with Generally Accepted Accounting Principles) from the operation of Real Estate Assets, excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures; provided, however, in the event that Borrower shall not have owned a Real Estate Asset for the entire previous four fiscal quarters, then for the purpose of determining the Funds From Operation with respect to such Real Estate Asset, the net income (computed in accordance with Generally Accepted Accounting Principles) for such Real Estate Asset shall be annualized in a manner reasonably acceptable to Agent.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

Generally Accepted Accounting Principles.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Borrower adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

Gross Asset Value.  At any date, Borrower’s total assets, adjusted to add back the accumulated depreciation of its real estate assets, all as determined in accordance with Generally

Accepted Accounting Principals as of such date, plus $4,507,557 (which amount represents the difference between the purchase price and historical net book value of Sheridan Plaza upon Borrower’s acquisition in 2001).

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  See §6.18(b).

Indebtedness.  All obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, without limitation, all of the following, whether or not so classified: (a) the Obligations, (b) all debt and similar monetary obligations, whether direct or indirect; (c) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, negative lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or obligations of others, including any liability as the general partner of a partnership, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) such obligor’s liabilities, contingent or otherwise of the type set forth in (a) through (d) above, under any joint venture, limited liability company or partnership agreement.

Intangible Assets.  Collectively, (i) the amount (to the extent reflected in determining Borrower’s total assets) of all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within 12 months after the acquisition of such business) in the book value of any asset (other than real property assets) owned by Borrower, and (ii) goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry forwards, copyrights, organization or developmental expenses, deferred financing costs, and other intangible assets.

Interest Expense.  With respect to any fiscal period of the Borrower, an amount equal to the sum of the following with respect to all Indebtedness of the Borrower and the Related Companies: (i) total interest expense, accrued in accordance with Generally Accepted Accounting Principles plus (ii) all capitalized interest determined in accordance with Generally Accepted Accounting Principles.  Interest Expense shall not include any write-off of unamortized financing fees relating to the Original Credit Agreement.

Interest Payment Date.  As to any Prime Rate Loan or LIBOR Loan, the first day of each calendar month.

Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Borrowing Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or Conversion Request, as applicable, (i) for any Prime Rate Loan, the day on which such Prime Rate Loan is paid in full or converted to a LIBOR Loan; and (ii) for any LIBOR Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)          if any Interest Period with respect to a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)           if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)           if the Borrower shall fail to give notice as provided in §2.4, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(D)          any Interest Period relating to any LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E)           any Interest Period relating to any LIBOR Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, partnership or membership interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

KeyBank.  See preamble.

Lenders.  KeyBank and the other lending institutions listed from time to time on Schedule 1 hereto and any other Person who becomes an assignee of any rights of a Lender pursuant to §18 or a Person who acquires all or substantially all of the stock or assets of a Lender.

LIBOR.  For any LIBOR Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Loans.

LIBOR Loans.  Loans bearing interest calculated by reference to LIBOR.

LIBOR Prepayment Fee.  See §3.3(a).

Liens.  See §8.2.

Loan Documents.  This Agreement, the Notes, and any and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loans.

Loan Request.  See §2.5.

Loans.  The Loans made or to be made by the Lenders to the Borrower pursuant to §2.

Majority Lenders.  As of any date, the Lenders whose aggregate Facility Percentages constitute at least fifty-one percent (51%).

Material Adverse Effect.  A material adverse effect on (i) any of the Real Estate, (ii) the business, results of operations or financial condition of the Borrower and the Related Companies taken as a whole, (iii) the ability of the Borrower to perform its obligations under the Loan

Documents, or (iv) the validity or enforceability of any of the Loan Documents or the remedies or material rights of the Agent or the Lenders thereunder.

Maturity Date.  The earlier of  (i) November 12, 2007 or (ii) such date as the Secured Revolving Credit Agreement may be terminated and the loans thereunder prepaid, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Offering Proceeds.  All cash proceeds received after the Closing Date by the Borrower, as a result of the sale of common, preferred or other classes of stock of the Borrower less customary costs and discounts of issuance paid by Borrower in connection therewith.

Net OP Proceeds.  All cash proceeds received and the fair market value of all property contributed, after the Closing Date, as a result of the issuance of any limited partnership interests, limited liability company interests or other equity interests in any entity that is a Related Company (such entities being sometimes called “operating partnerships”) less customary costs and discounts of issuance paid by such operating partnership or Borrower in connection therewith.

Net Operating Income.  With respect to any fiscal period of the Borrower and with respect to any one or more of the Real Estate Assets, the total rental and other income from the operation of such Real Estate Assets, after deducting all expenses and other proper charges incurred by the Borrower in connection with the operation of such Real Estate Assets during such fiscal period, including, without limitation, real estate taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with Generally Accepted Accounting Principles except that there shall be no rent leveling adjustments made when computing Net Operating Income.

Notes.  See §2.2.

Obligations.  All indebtedness, obligations and liabilities of the Borrower to any of the Lenders and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law of otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Original Credit Agreement.  As defined in the preamble.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Outstanding Obligations.  As of any date of determination, the sum of the outstanding principal amount of the Loans.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Prepayment Date.  See §3.3.

Prime Rate.  The greater of (a) the variable per annum rate of interest designated from time to time by KeyBank as its Prime Rate or (b) one percent (1%) in excess of the Federal Funds Effective Rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

Prime Rate Loans.  Those Loans bearing interest calculated by reference to the Prime Rate.

Properties.  All Real Estate Assets, Real Estate, and all other assets, including, without limitation, intangibles and personalty owned by the Borrower.

Real Estate.  All real property at any time owned, leased (as lessee or sublessee) or operated by the Borrower, or any of the Related Companies or any Controlled Unconsolidated Entity.

Real Estate Assets.  Those fixed and tangible properties consisting of land, buildings and/or other improvements owned by the Borrower, by any of the Related Companies or by any Controlled Unconsolidated Entity at the relevant time of reference thereto, but excluding all leaseholds other than leaseholds under ground leases having an unexpired term of 30 years or more.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Related Companies.  The entities listed and described on Schedule 1.3 hereto, or thereafter, any entity whose financial statements are consolidated or combined with the Borrower’s pursuant to Generally Accepted Accounting Principles, or any ERISA Affiliate.

Release.  See §6.18(c)(iii).

Reserve Amount.  With respect to any Real Estate Assets or group of Real Estate Assets, a normalized annual reserve for capital expenditures, replacement reserves and leasing costs at the rate of $0.25 per year per square foot of net leasable area contained in all buildings on such Real Estate Assets.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Responsible Officer.  With respect to the Borrower, any one of its Chairman, President, Chief Executive Officer, Chief Financial Officer, or Executive Vice Presidents or Vice Presidents.

Secured Revolving Credit Agreement.  The Revolving Credit Agreement dated November 12, 2002 among the Borrower, Fleet National Bank and other lenders party thereto and Fleet National Bank as Agent, as amended by a First Amendment dated February 6, 2003 and a Second Amendment dated March 16, 2004 (and with the interest of Fleet National Bank, individually and as Agent, having been assigned to KeyBank), and as further amended from time to time, pursuant to which the lenders party thereto have provided Borrower with a revolving line of credit in the maximum principal amount of $42,000,000.  Upon consummation of the modification of such Revolving Credit Agreement by Borrower, KeyBank and the other lenders a party thereto pursuant to the term sheet from KeyBank to Borrower dated September 15, 2004, the Secured Revolving Credit Agreement shall be deemed to be such revolving credit agreement (including any increase in the principal amount thereof up to $75,000,000.00 as contemplated by such term sheet) as the same may be further amended from time to time.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent or other controlling Person shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Interests.

Tangible Net Worth.  At any date, Borrower’s total assets, adjusted to add back the accumulated depreciation of its real estate assets, less its Intangible Assets, less its Total Liabilities, all as determined in accordance with Generally Accepted Accounting Principals as determined as of such date.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.

Total Liabilities.  The sum, without duplication of (i) all consolidated liabilities of the Borrower determined in accordance with the accounting principles used in the preparation of the financial statements delivered pursuant to §7.4, including capital leases, accounts payable, accrued expenses, mortgage payables, notes payable, senior notes, convertible debentures, subordinated debentures, and secured or unsecured debt owed to banks or other financial institutions, (ii) all Indebtedness of the Borrower whether or not so classified, including, without limitation, all outstanding Loans under this Agreement, (iii) the balance available for drawing under letters of credit issued for the account of the Borrower and (iv) Borrower’s Unconsolidated Entity Percentage of the Indebtedness of all Unconsolidated Entities.

Type.  As to any Loan its nature as a Prime Rate Loan or a LIBOR Loan.

Unconsolidated Entity.  As of any date, any Person in whom the Borrower or any Related Company holds an Investment, and whose financial results would not be consolidated under Generally Accepted Accounting Principles with the financial statements of the Borrower, if such statements were prepared as of such date. Unconsolidated Entities existing on the date hereof are set forth in Schedule 1.3.

Unconsolidated Entity Percentage.  With respect to any Unconsolidated Entity, the percentage interest of the Borrower or any Related Company in such Unconsolidated Entity which shall be the greatest of the following: (a) the relative nominal direct and indirect ownership interest owned by Borrower or any Related Company (expressed as a percentage) in such Unconsolidated Entity, (b) the proportion (expressed as a percentage) of Borrower’s relative contingent liability for the Indebtedness of such Unconsolidated Entity to that entity’s total Indebtedness, or (c) the relative and indirect economic interest owned by Borrower or any Related Company (calculated as a percentage) in such Unconsolidated Entity determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, limited liability operating agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Entity.

Voting Interests.  Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage or conduct the business of the corporation, partnership, association, trust or other business entity involved.

§1.2         Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer and, except as otherwise expressly stated, all use of accounting terms with respect to the Borrower shall reflect the consolidation of the financial statements of Borrower and the Related Companies.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in Georgia, have the meanings assigned to them therein.

(h)           Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j)            The words “so long as any Loan or Note is outstanding” shall mean so long as such Loan or Note is not indefeasibly paid in full in cash.

§2.          REVOLVING LOAN FACILITY.

§2.1         Commitment to Lend.  Subject to the provisions of §2.5 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Effective Date and the Maturity Date upon notice by the Borrower to the Agent given and approved by the Agent in accordance with §2.5, such sums as are requested by the Borrower up to a maximum aggregate principal amount of Outstanding Obligations (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment, provided that the sum of the Outstanding Obligations (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment. The Loans shall be made pro rata in accordance with each Lender’s Facility Percentage and the Lenders shall at all times immediately adjust inter se any inconsistency between each Lender’s outstanding principal amount and each Lender’s Commitment.  Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 or §11 (whichever is applicable) have been satisfied in all material respects on the date of such request and will be satisfied on the proposed Borrowing Date of the requested Loan, provided that the making of such representation and warranty by Borrower shall not limit the right of any Lender not to lend upon a determination by the Majority Lenders that such conditions have not been satisfied.

§2.2         The Notes.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Note”), and completed with appropriate insertions.  One or more Notes shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Borrowing Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Record shall (absent manifest error) be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

§2.3         Interest on Loans.

(a)           Each Prime Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to 2.75% above the Prime Rate.

(b)           Each LIBOR Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to 3.50% above LIBOR determined for such Interest Period.

(c)           The Borrower unconditionally promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

§2.4         Conversion Options.

(a)           The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Loan to a Prime Rate Loan, the Borrower shall give the Agent at least three (3) Business Days, prior written notice of such election; (ii) with respect to any such conversion of a LIBOR Loan into a Prime Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (iii) subject to the further proviso at the end of this section and subject to §2.4(b) and §2.4(d) hereof with respect to any such conversion of a Prime Rate Loan to a LIBOR Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days, prior written notice of such election and (iv) no Loan may be converted into a LIBOR Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Facility Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted as provided herein, provided further that each Conversion Request relating to the conversion of a Prime Rate Loan to a LIBOR Loan shall be for an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be irrevocable by the Borrower.

(b)           Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.4(a); provided that no LIBOR Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower’s account have actual knowledge.

(c)           In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a Prime Rate Loan at the end of the applicable Interest Period.

(d)           The Borrower may not elect to convert a Prime Rate Loan to a LIBOR Loan pursuant to §2.4(a) or elect to continue a LIBOR Loan pursuant to §2.4(b) if, after giving effect thereto, there would be greater than five (5) LIBOR Loans outstanding.  Any Loan Request for a LIBOR Loan that would create greater than five (5) LIBOR Loans outstanding shall be deemed to be a Conversion Request for a Prime Rate Loan.

§2.5         Requests for Loans.  The Borrower shall give to the Agent written notice in the form of Exhibit B hereto of each Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Borrowing Date of any Prime Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Borrowing Date of any LIBOR Loan.  Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Borrowing Date of such Loan, (iii) the Interest Period for such Loan, and (iv) the Type of such Loan, and shall be accompanied by a Compliance Certificate based on the most recent certificate delivered pursuant to §7.4(d) with updated calculations evidencing compliance with the covenants contained in §9.3 through §9.6 hereof after giving effect to such requested Loan.  Within one (1) Business Day after receipt of a Loan Request, the Agent shall provide to each of the Lenders by facsimile a copy of such Loan Request and accompanying Compliance Certificate and each Lender shall, within 24 hours thereafter, notify the Agent if it believes that any of the conditions contained in §11 of this Agreement has not been met or waived.  If such a notice is given the Majority Lenders shall promptly determine whether all of the conditions contained in §11 of this Agreement have been met or waived.  If no such notice is given by any Lender or if following such notice the Majority Lenders determine that the conditions contained in §11 have been met or waived, each of the Lenders shall be obligated to fund its Facility Percentage of the requested Loans.  Each such Loan Request shall be irrevocable and binding on the Borrower and the Borrower shall be obligated to accept the Loan requested from the Lenders on the proposed Borrowing Date.  Each Loan Request shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

§2.6         Funds for Loans.

(a)           Subject to §2.5 and the other provisions of this Agreement, not later than 11:00 a.m. (Cleveland time) on the proposed Borrowing Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Facility Percentage of the amount of the requested Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§10 or 11

(whichever is applicable) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Borrowing Date the amount of its Facility Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Facility Percentage of any requested Loans but shall not obligate any other Lender or Agent to fund more than its Facility Percentage of the requested Loans or to increase its Facility Percentage.

(b)           The Agent may, unless notified to the contrary by any Lender prior to a Borrowing Date, assume that such Lender has made available to the Agent on such Borrowing Date the amount of such Lender’s Facility Percentage of the Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Agent such amount on a date after such Borrowing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Federal Funds Effective Rate during each day included in such period, times (ii) the amount of such Lender’s Facility Percentage of such Loans, time (iii) a fraction, the numerator of which is the number of days or portion thereof that elapsed from and including such Borrowing Date to the date on which the amount of such Lender’s Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 365.  A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to the applicable rate for such Loan.

§2.7         Increase in Total Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, the Borrower shall have the one-time option to request an increase in the Total Commitment to not more than $50,000,000.00 by written notice to the Agent (the amount of such requested increase is the “Commitment Increase”), provided that any such increase must become effective on or before December 31, 2005.  Upon receipt of such notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment.  If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion.  If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent may, but shall not be obligated to, invite one or more Eligible Assignees to become a Lender and provide an additional Commitment.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).

(b)           On the Commitment Increase Date the outstanding principal balance of the Loans shall be reallocated among the Lenders such that after the Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the Commitment Increase Date) of the outstanding principal amount of all Loans.  On the Commitment Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans.  The funds so advanced shall be Prime Rate Loans until converted to LIBOR Loans which are allocated among all Lenders based on their Commitment Percentages.  To the extent such reallocation results in certain Lenders receiving funds which are applied to LIBOR Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the LIBOR Prepayment Fee which shall be determined separately for each such Lender in the manner set forth in §3.3.

(c)           Upon the effective date of each increase in the Total Commitment pursuant to this §2.7 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Note shall equal its Commitment.  The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders.  Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.  Within five (5) days of issuance of any new Notes pursuant to this §2.7(d), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Notes shall be canceled and returned to the Borrower.

§3.          REPAYMENT OF THE LOANS.

§3.1         Maturity.  The Borrower unconditionally promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest and charges thereon.

§3.2         Mandatory Repayments of Loan.  If at any time the sum of the Outstanding Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans.  Borrower further covenants and agrees that, notwithstanding anything to the contrary contained herein (if anything), at least one (1) time during each calendar year during the term of this Agreement, Borrower shall cause the outstanding balance of the Loans to not exceed $20,000,000.00 for a period of not less than thirty (30) consecutive days, and if necessary to comply with the foregoing, the Borrower shall repay such amount of the Loans (and accrued and unpaid interest thereon and other amounts payable hereunder (including all amount payable in connection with such prepayment)) such that there shall be a balance hereunder of not more than $20,000,000.00 for such period.

§3.3         Optional Repayments of Loans.

(a)           The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, on any Business Day, without penalty or premium; provided that the full or partial prepayment of the outstanding amount of any LIBOR Loans made pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto, except as set forth below in this §3.3. The Borrower shall give the Agent no later than 10:00 a.m., Cleveland time, at least two (2) Business Days’ prior written notice of any prepayment pursuant to this §3.3 of any Prime Rate Loans and four (4) LIBOR Business Days, notice of any proposed repayment pursuant to this §3.3 of any LIBOR Loans, specifying the proposed date of payment of Loans and the principal amount to be paid.  The Agent shall promptly notify each Lender of the principal amount of such payment to be received by such Lender. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000 and, to the extent requested by the Agent, shall be accompanied by the payment of all charges outstanding on all Loans and of accrued interest on the principal repaid to the date of payment. The principal payments so received shall be applied first to the principal of Prime Rate Loans and then to the principal of LIBOR Loans.  Notwithstanding anything contained herein to the contrary, the Borrower may make a full or partial prepayment of a LIBOR Loan on a date other than the last day of the Interest Period relating thereto, if all optional prepayments (in whole or in part) on such Loans shall be accompanied by, and the Borrower hereby promises to pay, the Breakage Costs.

(b)           Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Loan; (ii) the LIBOR Rate is used merely as a reference in determining such rate; and (iii) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate and any Breakage Costs.  Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1         Facility Fees.  On the Closing Date, and on other dates specified in the Agreement Regarding Fees, the Borrower shall pay to KeyBank the fees with respect to the Loan in the amounts specified in the Agreement Regarding Fees.  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.2         Unused Fee.  The Borrower shall pay to the Agent for the accounts of the Lenders in accordance with their respective Facility Percentages an Unused Fee calculated at the rate of 0.75% per annum on the daily amount by which the Total Commitment exceeds the Outstanding Obligations for each calendar month.  The Unused Fee shall be payable monthly in arrears on or before the third Business Day of each calendar month for the immediately preceding calendar month commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

§4.3         Agent’s Fee.  The Borrower shall pay to the Agent, for the Agent’s own account, an annual Agent’s fee as provided in the Agreement Regarding Fees.  The Agent’s fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof.  The Agent’s fee shall also be paid upon the Maturity Date or earlier termination of the Commitments.  The Agent’s fee for any partial quarter shall be prorated.

§4.4         Funds for Payments.

(a)           All payments of principal, interest, closing fees, commitment fees and any other amounts due hereunder (other than as provided in §4.1, §4.6 and §4.7) or under any of the other Loan Documents, and all prepayments, shall be made to the Agent, for the respective accounts of the Lenders, at the Agent’s Head Office, in each case in Dollars in immediately available funds.

(b)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

§4.5         Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be made on the basis of  360-day year and the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. The outstanding amount of the Loans as reflected on the Records from time to time shall (absent manifest error) be considered correct and binding on the Borrower unless within thirty (30) Business Days after receipt by the Agent or any of the Lenders from Borrower of any notice by the Borrower of such outstanding amount, the Agent or such Lender shall notify the Borrower to the contrary.

§4.6         Additional Costs, Etc.  If any present or future applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority, whether or not having the force of law), shall:

(a)           subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or Loans by, or commitments of an office of any Lender, or

(d)           impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Commitment, or any class of Loans or commitments of which any of the Loans or the Commitment forms a part;

and the result of any of the foregoing is

(i)            to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of the Commitments or any of the Loans, or

(iii)          to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent, to the extent permitted by law, such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

§4.7         Capital Adequacy.  If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Loans made or deemed to be made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time on demand, as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender or the Agent in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

§4.8         Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.6 or 4.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing.

§4.9         Breakage Costs.  Borrower shall pay all Breakage Costs incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.10       Default Interest and Late Charges.  During any period when an Event of Default has occurred and is continuing, or after the Maturity Date or after judgment has been rendered on any Note, Borrower’s right to select LIBOR Loans shall cease and the unpaid principal of all Loans shall, at the option of each Lender bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable to Prime Rate Loans. If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Agent a late fee equal to five percent (5%) of the required payment.

§4.11       Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) any Loan Request or Conversion Request with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Loan, and (c) the obligations of the Lenders to make LIBOR Loans shall be suspended until the Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower.

§4.12       Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the Commitment of such Lender to make LIBOR Loans or convert Loans of another Type to LIBOR Loans shall forthwith be suspended and (b) the LIBOR Loans then outstanding shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay to the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §4.12, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lenders as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans or the other Obligations, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by any Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal without penalty (including, without limitation, prepayment fees required pursuant to §3.3(a) hereof).  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the Notes shall be governed by such new law as of its effective date.

§4.13       Replacement of Lenders.  If any of the Lenders shall make a notice or demand upon the Borrower pursuant to §4.6, §4.7, or §4.12 based on circumstances or laws which are not generally applicable to the Lenders organized under the laws of the United States or any State thereof, the Borrower shall have the right to replace such Lender with an Eligible Assignee selected by the Borrower and approved by the Agent.  In such event the assignment shall take place on a date set by the Agent at which time the assigning Lender and the Eligible Assignee shall enter into an Assignment and Acceptance as contemplated by §18.1 (and clause (d) thereof shall not be applicable) and the assigning Lender shall receive from the Eligible Assignee a sum equal to the outstanding principal amount of the Loans owed to the assigning Lender together with accrued interest thereon plus all other amounts then due to the assigning Lender hereunder.

§4.14       Limitation on Interest.  Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise by payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Lenders and the Agent.

§5.          NO LIMITATION ON RECOURSE.

§5.1         [Intentionally Omitted.]

§5.2         No Limitation on Recourse.  The Obligations are full recourse obligations of the Borrower and all of its Real Estate Assets and other properties and assets shall be available for the indefeasible payment in full in cash and performance of the Obligations.

§6.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and each of the Lenders as of the Closing Date and as of the date of each Loan hereunder as follows.

§6.1         Authority; Etc.

(a)           Organization; Good Standing.  The Borrower (i) is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has all requisite power to own its properties and conduct its business as now conducted and as presently contemplated, and (iii) to the extent required by law is in good standing as a foreign entity and is duly authorized to do business in the State of Colorado and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect. Each Related Company is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the State of its formation, has all requisite power to own its properties and conduct its business as presently contemplated and is duly authorized to do business in the State in which the property owned by it is located and in each other jurisdiction where such qualification is necessary.

(b)           Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) do not conflict with any provision of its charter documents or bylaws of, or any agreement or other instrument binding upon, the Borrower or to which any of its properties are subject.

(c)           Enforceability.  Assuming due authorization, execution and delivery by all other parties thereto, the execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2         Governmental Approvals.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

§6.3         Title to Properties; Leases.

(a)           The Borrower or a Related Company holds good and clear record and marketable (or indefeasible, with respect to Real Estate located in Texas) fee simple or leasehold title, as applicable, to the Real Estate, subject to no rights of others, including any mortgages, conditional sales agreements, title retention agreements, liens or encumbrances except for the Permitted Liens.

(b)           Except as indicated on Schedule 6.3 hereto, the Borrower owns all of the properties reflected in the balance sheet of the Borrower as of the Balance Sheet Date or acquired since that date (except properties sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4         Financial Statements.  The following financial statements have been furnished to each of the Lenders.

(a)           A balance sheet of the Borrower as of the Balance Sheet Date, and a statement of income, statement of changes in shareholders’ equity and statement of cash flows for the fiscal year then ended, accompanied by an auditor’s report prepared without qualification. Such balance sheet and statements of income, of changes in shareholders’ equity and of cash flows have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower in all material respects as of the close of business on the date thereof and the results of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended. There are no contingent liabilities of the Borrower as of such date involving material amounts, known to the officers of the Borrower not disclosed in said balance sheet and the related notes thereto.

(b)           A balance sheet and a statement of income, statement of changes in shareholders, equity and statement of cash flows of the Borrower for each of the fiscal quarters of the Borrower ended since the Balance Sheet Date certified by Borrower’s chief financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistent with those used in the preparation of the annual audited statements delivered pursuant to paragraph (a) above and to fairly present the financial condition of the Borrower in all material respects as of the close of business on the dates thereof and the results of operations, of changes in shareholders’ equity and of cash flows for the fiscal quarters then ended (subject to year-end adjustments). There are no contingent liabilities of the Borrower as of such dates involving material amounts, known to the officers of the Borrower, not disclosed in such balance sheets and the related notes thereto.

§6.5         No Material Changes.  Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or assets or business of the Borrower as shown on or reflected in the balance sheet of the Borrower as of the Balance Sheet Date, or the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6         Franchises, Patents, Copyrights, Etc.  The Borrower possesses (either directly or through the Related Companies) all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, including all Permits.

§6.7         Litigation.  Except as listed and described on Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to Borrower’s knowledge, threatened against the Borrower or any of the Related Companies before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect or materially impair the right of the Borrower or any of the Related Companies to carry on business substantially as now conducted by it, or result in any material liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of the Borrower.

§6.8         No Materially Adverse Contracts, Etc.  The Borrower is not subject to any charter, trust or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. The Borrower is not a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have a Material Adverse Effect. None of the Related Companies is subject to any charter, trust or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future, in the judgment of the Borrower’s officers, to have a Material Adverse Effect. None of the Related Companies is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

§6.9         Compliance With Other Instruments, Laws, Etc.  Neither the Borrower nor any Related Company is in violation of any provision of its charter documents, by-laws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

§6.10       Tax Status.  The Borrower (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no delinquent taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

§6.11       Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12       Investment Company Act.  Neither the Borrower nor any Related Company is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13       Absence of Financing Statements, Etc.  There is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document existing, filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any property of the Borrower, except Permitted Liens.

§6.14       [Intentionally Omitted.]

§6.15       Certain Transactions.  Except as set forth on Schedule 6.15 hereto, none of the officers or employees of the Borrower is presently a party to any transaction with the Borrower or any Related Company (other than for services as employees, officers and trustees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, trustee or any such employee or natural Person related to such officer, trustee or employee or other Person in which such officer, trustee or employee has a direct or indirect beneficial interest has a substantial interest or is an officer or trustee.

§6.16       Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans.  As of the date hereof as to any Multiemployer Plan or Guaranteed Pension Plan, neither the Borrower nor any ERISA Affiliate maintains or contributes to any Multiemployer Plan or Guaranteed Pension Plan. To the extent that Borrower or any ERISA Affiliate hereafter maintains or contributes to any Employee Benefit Plan or Guaranteed Pension Plan, it shall at all times do so in compliance with §7.20 hereof.

§6.17       Regulations U and X.  No portion of any Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.  The Borrower is not engaged, and the Borrower will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.18       Environmental Compliance.  To the best of Borrower’s knowledge, Borrower makes the following representations and warranties:

(a)           Except as may be set forth on Schedule 6.18 attached hereto, none of the Borrower, any of the Related Companies or any operator of the Real Estate or any portion thereof, or any operations thereon is in violation, or alleged material violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters (hereinafter collectively referred to as the “Environmental Laws”), including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, including, without limitation, the environmental statutes, regulations, orders and decrees of the States in which any of the Real Estate may be located, which violation involves the Real Estate or would have a Material Adverse Effect.

(b)           Except as set forth on Schedule 6.18 attached hereto, none of the Borrower or the Related Companies has received written notice from any third party including, without limitation any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) ; (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Materials”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of the Related Companies conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials.

(c)           Except as set forth on Schedule 6.18 attached hereto, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in material compliance with applicable Environmental Laws; and except as set forth on Schedule 6.18, no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, any of the Related Companies or the operators of the Real Estate, no Hazardous Materials have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there has been no present, or to the best of Borrower’s knowledge past, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Materials on, upon, into or from the Real Estate; (iv) to the best of Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, such Real Estate; and (v) to the best of Borrower’s knowledge, any Hazardous Materials that have been generated on any of the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in material compliance with such permits and applicable Environmental Laws. Notwithstanding that any representation contained herein may be limited to the knowledge of the Borrower, any such limitation shall not affect the covenants specified in §7.10 or elsewhere in this Agreement.

§6.19       Subsidiaries and Affiliates.  The Borrower has no Subsidiaries except for the Related Companies listed on Schedule 1.3. The Borrower is not a partner in any partnership and is not a member of any limited liability company, other than the Unconsolidated Entities listed on Schedule 1.3.

§6.20       Leases.  Upon request from Agent the Borrower will deliver to the Agent a rent roll for each parcel of Real Estate which shall accurately and completely sets forth all relevant information with respect to the leases, the rents payable by tenants, and a description of any tenant improvements or work to be done, furnished or paid for by the landlord, or credited or allowed to a tenant.

§6.21       Loan Documents.  All of the representations and warranties of the Borrower made in the other Loan Documents or any document or instrument delivered or to be delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.

§6.22       Property.  All of the Borrower’s, the Related Companies’ and the Controlled Unconsolidated Entities’ properties are in good repair and condition, subject to ordinary wear and tear.  The Borrower has completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of the date of the Borrower’s, the Related Companies’ or the Controlled Unconsolidated Entities’ purchase thereof or the date upon which such property was last security for Indebtedness of such Person, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Agent and remediation actions satisfactory to Agent are being taken.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the Related Companies or the Controlled Unconsolidated Entities which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable).  Except as set forth in Schedule 6.22 hereto, there are no pending eminent domain proceedings against any property of the

Borrower, the Related Companies or the Controlled Unconsolidated Entities or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any materially adverse effect on the business or financial condition of the Borrower.  To Borrower’s knowledge after due inquiry and investigation none of the property of Borrower, the Related Companies or the Controlled Unconsolidated Entities is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any materially adverse effect on the business or financial condition of the Borrower.

§6.23       OFAC.  The Borrower is not (and will not be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§7.          AFFIRMATIVE COVENANTS OF THE BORROWER.

Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligations to make Loans:

§7.1         Punctual Payment.  The Borrower will unconditionally duly and punctually pay the principal and interest on the Loans and all other amounts provided for in the Note, this Agreement, and the other Loan Documents all in accordance with the terms of the Note, this Agreement and the other Loan Documents.

§7.2         Maintenance of Office.  The Borrower will maintain its chief executive office at 1780 S. Bellaire Street, Suite 100, Denver, CO 80222 or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent to be delivered within fifteen (15) days of such change, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3         Records and Accounts.  The Borrower will (a) keep true and accurate (in all material respects) records and books of account in which full, true and correct entries (in all material respects) will be made in accordance with Generally Accepted Accounting Principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies, and other reserves.

§7.4         Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Lenders:

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the audited balance sheet of the Borrower at the end of such year, and the related audited statement of income, statement of changes in shareholders, equity and statement of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and accompanied by an auditor’s report prepared without qualification by or by an independent certified public accountant reasonably acceptable to the Agent;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited balance sheets of the Borrower as at the end of such quarter, and the related unaudited statement of income, statement of changes in shareholders’ equity and statement of cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower on the date thereof (subject to year-end adjustments);

(c)           as soon as practicable, but in any event no later than forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower will provide the Agent with, for each parcel of Real Estate: (i) a rent roll dated as of the end of such fiscal quarter in form reasonably satisfactory to the Agent, (ii) a statement of the Net Operating Income for each parcel of Real Estate for such fiscal quarter and year to date and (iii) after the last quarter of each year, a detailed statement of all income and expenses for each parcel of Real Estate for such year;

(d)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate;

(e)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, and to the extent not previously provided pursuant to this §7.4, copies of the Form 10-K statement filed with the Securities and Exchange Commission (“SEC”) for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter, copies of the Form 10-Q statement filed with the SEC for such fiscal quarter, provided that in either case if the SEC has granted an extension for the filing of such statements, Borrower shall deliver such statements to the Agent simultaneously with the filing thereof with the SEC;

(f)            promptly following the filing or mailing thereof, copies of all other material of a financial nature filed with the SEC, and each Lender will be included on Borrower’s mailing list so that it will receive copies of all press releases issued by the Borrower;

(g)           as soon as practicable, but in any event not later than sixty (60) days prior to the beginning of each fiscal year of the Borrower a cash flow budget for the Borrower and a property budget for each parcel of Real Estate for such fiscal year; and

(h)           from time to time such other financial data and information as the Agent may reasonably request;

§7.5         Notices.

(a)           Defaults.  The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or an Event of Default under this Agreement) under any note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of the Related Companies is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)           Environmental Events.  The Borrower will promptly notify the Agent in writing of any of the following events: (i) upon Borrower’s obtaining knowledge of any violation of any Environmental Law regarding any Real Estate or Borrower’s operations which violation could have a Material Adverse Effect; (ii) upon Borrower’s obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate; (iii) upon Borrower’s receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or any Person’s operation of any Real Estate to the extent it may result in a Material Adverse Effect, (3) contamination on, from or into any Real Estate to the extent it may result in a Material Adverse Effect, or (C) investigation or remediation of off-site locations at which Borrower or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (iv) upon Borrower’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower or any of the Related Companies may be liable or for which a lien may be imposed on any Real Estate to the extent such liability may result in a Material Adverse Effect.

(c)           Notification of Claims.  The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to any of the Real Estate, environmental claims), withholdings or other defenses which could have a Material Adverse Effect.

(d)           Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Real Estate or affecting the Borrower or any of the Related Companies or to which the Borrower or any of the Related Companies is or is to become a party involving an uninsured claim (or as to which the insurer reserves rights) against the Borrower or any of the Related Companies that at the time of giving of notice could reasonably be expected to have a Materially Adverse Effect, and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any Related Company in an amount in excess of $50,000.

§7.6         Existence; Maintenance of REIT Status; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland corporation and its status as a self administered real estate investment trust under the Code. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect the existence of each Related Company.  Borrower will comply in all material respects with all applicable rules and regulations of the SEC relating to its publicly held stock. Borrower will continue to have its stock listed on one of the major stock exchanges in the United States, and will comply in all material respects with all applicable rules of the stock exchange where the stock is so listed. The Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises which in the judgment of the Borrower may be necessary to properly and advantageously conduct the businesses being conducted by it, or by any of the Related Companies. The Borrower will continue to engage primarily in the businesses now conducted by it and in related businesses.

§7.7         Insurance.  With respect to the properties and businesses of Borrower and the Related Companies, the Borrower will maintain or cause to be maintained insurance with financially sound and reputable insurers against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

§7.8         Taxes.  The Borrower will pay real estate taxes, other taxes, assessments and other governmental charges against the Real Estate before the same become delinquent, and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its other properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its properties; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Promptly after payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate, Borrower will provide evidence of such payments to the Agent, in the form of receipted tax bills or other form reasonably acceptable to the Agent.

§7.9         Inspection of Properties and Books.  The Borrower shall permit the Lenders, through the Agent’s or any Lender’s other designated representatives, at the Borrower’s expense to visit and inspect any of the Real Estate or any of Borrower’s offices, to examine the books of account of the Borrower and the Related Companies (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.

§7.10       Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will comply, and will cause all Related Companies to comply, with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of all applicable partnership agreements, charter documents and by-laws, (c) all agreements and instruments to which it is a party or by which it or any of its Real Estate Assets may be bound including any leases, and (d) all applicable decrees, orders, and judgments. If at any time any Permit from any governmental Person shall become necessary or required in order that the Borrower may fulfill or be in compliance with any of its obligations hereunder or under any of the Loan Documents, the Borrower will promptly take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

§7.11       Use of Proceeds.  Subject to the provisions of §2.5 hereof, the proceeds of the Loans shall be used by the Borrower for making Investments permitted by §8.3, and for working capital and other purposes consistent with the covenants contained herein.

§7.12       Reserved.

§7.13       [Intentionally Omitted.]

§7.14       Interest Rate Protection.  Borrower shall maintain in effect interest rate caps, swaps or other interest hedging contracts with counterparties and in form and substance reasonably satisfactory to the Agent covering such portion of Borrower’s variable rate debt as may be required by the Agent.

§7.15       Further Assurance.  The Borrower will cooperate with the Agent and the Lenders and execute such further instruments and documents and perform such further acts as the Agent and the Lenders shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.16       Reserved.

§7.17       Environmental Indemnification.  The Borrower covenants and agrees that it will indemnify and hold the Agent and each Lender harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate or the operations conducted thereon; or (c) the investigation or remediation of off-site locations at which the Borrower or its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances. It is expressly acknowledged by the Borrower that this covenant of indemnification shall survive any modification, release or discharge of any or all of the Loan Documents or the payment of the Loans and shall inure to the benefit of the Agent and the Lenders, and their successors and assigns.

§7.18       Response Actions.  The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Real Estate.

§7.19       Environmental Assessments.  If the Agent in its good faith judgment, after discussion with the Borrower, has reason to believe that the environmental condition of any Real Estate has deteriorated, after reasonable notice by the Agent, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and ensuring the value of such Real Estate, obtain one or more environmental assessments or audits of such Real Estate prepared by an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at such Real Estate and (ii) whether the use and operation of such Real Estate complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be at the sole cost and expense of the Borrower.

§7.20       Employee Benefit Plans.

(a)           Representation.  The Borrower and its ERISA Affiliates do not currently maintain or contribute to any Guaranteed Pension Plan or Multiemployer Plan.

(b)           Notice.  The Borrower will obtain the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the establishment of any Employee Benefit Plan or Guaranteed Pension Plan by the Borrower or any ERISA Affiliate.

(c)           In General.  Each Employee Benefit Plan maintained by the Borrower or any ERISA Affiliate will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(d)           Terminability of Welfare Plans.  With respect to each Employee Benefit Plan maintained by the Borrower or an ERISA Affiliate which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, the Borrower, or the ERISA Affiliate, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

(e)           Multiemployer Plans.  Without the consent of the Agent, the Borrower will not enter into, maintain or contribute to, any multiemployer Plan.

(f)            Unfunded or Underfunded Liabilities.  The Borrower will not, at any time, have accruing unfunded or underfunded liabilities with respect to any Employee Benefit Plan,

Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

§7.21       More Restrictive Agreements.  Without limiting the terms of §8.1, should the Borrower enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, which agreements or documents include covenants (whether affirmative or negative), warranties, representations, defaults or events of default (or any other provision which may have the same practical effect as any of the foregoing) which are individually or in the aggregate more restrictive against the Borrower than those set forth herein or in any of the other Loan Documents, the Borrower shall promptly notify the Agent and, if requested by Majority Lenders, the Borrower, the Agent and the Majority Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all or such more restrictive provisions as determined by the Majority Lenders in their sole discretion.  Notwithstanding the foregoing, this §7.21 shall not apply to covenants in agreements or documents relating to Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.

§8.          CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligation to make any Loans:

§8.1         Restrictions on Indebtedness.  The Borrower will not, and the Borrower will not permit any of the Related Companies or any Controlled Unconsolidated Entity to create, incur, assume, guarantee or become or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness arising under the Secured Revolving Credit Agreement or under any of the Loan Documents;

(b)           current liabilities of the Borrower incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)           Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)            Indebtedness of Borrower or the Related Companies to the extent the same does not create a violation of §9.3, §9.4 or §9.5 and is subject to terms and conditions consistent with conventional commercial real estate lending practices, provided that upon the creation or assumption of any such Indebtedness in an amount exceeding $5,000,000 Borrower shall provide the Agent with a notice describing the terms of such Indebtedness and the security therefor and a Compliance Certificate with updated calculations reflecting such Indebtedness.

§8.2         Restrictions on Liens, Etc.  The Borrower will not, and the Borrower will not permit any Related Company or Controlled Unconsolidated Subsidiary to, (a) create or incur or agree not to create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its assets or properties of any character, or upon the rents, income or profits therefrom; (b) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness (not permitted by §8.1(c)) or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (c) sell, assign, pledge or otherwise transfer any rents, issues, profits, accounts, contract rights, general intangibles, chattel paper or instruments relating to any of its assets or properties of any character other than in connection with the sale of the Real Estate to which they pertain as permitted hereunder (collectively, “Liens”); provided that the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)            liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue, the Indebtedness with respect to which is permitted by §8.1(c);

(ii)           deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)          liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by §8.1(d);

(iv)          liens of carriers, warehousemen, mechanics and materialmen, and other like liens in existence less than 60 days from the date of creation thereof in respect of obligations not overdue, the Indebtedness with respect to which is permitted by §8.1(c);

(v)           encumbrances consisting of leases, easements, rights of way, covenants, restrictions on the use of real property and defects and irregularities in the title thereto;  and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a materially adverse effect on the use or value of the Real Estate and (xx) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located; and

(vi)          liens on Real Estate to secure the Indebtedness permitted by §8.1(f).

§8.3         Restrictions on Investments.  The Borrower will not, and will not permit any of the Related Companies or any Controlled Unconsolidated Entity to make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Services, Inc., and not less than “A 1” if rated by Standard and Poor’s;

(d)           Investments in office properties (but not including office properties that are under construction) consistent with Borrower’s business plan submitted to the Agent prior to the date hereof and Investments in the following categories so long as the aggregate amount of each of the following categories of Investments does not exceed the specified percentage of Gross Asset Value set forth in the following table and so long as the aggregate amount, without duplication, of all Investments described in such categories does not exceed, at any time, fifteen percent (15%) of Gross Asset Value:

Category of Investment	Maximum Percentage of Gross Asset Value
Real Estate Assets that are not office buildings or office parks	5%
Unconsolidated Entities primarily engaged in either the business of ownership of real estate located in the United States	10%
Undeveloped land	5%
Mortgages and notes receivable	5

§8.4         Merger, Consolidation, Acquisition and Disposition of Properties.

(a)           The Borrower will not, and will not permit any of the Related Companies or any Controlled Unconsolidated Entity to become a party to any merger or consolidation, or agree to or effect any stock acquisition, or enter into any partnership or joint venture other than partnerships or joint ventures relating to Unconsolidated Entities to the extent allowed by §8.3(d).

(b)           [Intentionally Omitted.]

(c)           Borrower will not, and will not permit any of the Related Companies or any Controlled Unconsolidated Entity to acquire or sell or otherwise dispose of Real Estate Assets pursuant to a single transaction or a series of related transactions if the aggregate price or other consideration exceeds $5,000,000 unless prior to such acquisition, sale or transfer, the Borrower shall provide the Agent with a notice describing the terms of such transaction and a Compliance Certificate with updated calculations reflecting such transaction, and, if the aggregate price or other consideration for an acquisition of Real Estate Assets exceeds $30,000,000, unless prior to such acquisition, the Borrower shall have obtained the consent of the Majority Lenders.

(d)           The Borrower shall not transfer any assets to any of the Related Companies or any Unconsolidated Entity, and shall not make any other material changes to the structure of its corporate organization or the manner in which it operates its business, except with the prior written consent of the Agent.

§8.5         Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred. The Borrower will not permit any of the Related Companies or any Controlled Unconsolidated Entity to enter into any such arrangement.

§8.6         Compliance with Environmental Laws.  The Borrower will not do, and will not permit any of the Related Companies or any Controlled Unconsolidated Entity to do, any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for immaterial amounts of Hazardous Materials used in the routine maintenance and operation of the Real Estate and in compliance with applicable law, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials except in material compliance with Environmental Laws, (c) generate any Hazardous Materials on any of the Real Estate except in material compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release.

§8.7         Distributions.  Beginning with the fiscal quarter ending March 31, 2005, Borrower shall not permit the total Distributions by it during such fiscal quarter to exceed ninety-five percent (95%) of Funds From Operations during such period.  For each fiscal quarter after March 31, 2005, such test shall measure Distributions and Funds From Operations from January 1, 2005 through the end of the applicable fiscal quarter until a period of four consecutive fiscal quarters has elapsed, in which event the test in this §8.7 shall be measured on a rolling four-quarter basis.  Such limitations on Distributions may be exceeded to the extent necessary for the Borrower to maintain its REIT status provided that the Borrower provides the Agent with a letter from its accountants or attorneys setting forth the basis for computation of the amount of such necessary excess Distributions.  During any period, including without limitation, at any time prior to March 31, 2005 when any Default or Event of Default has occurred and is continuing the total Distributions by the Borrower will not exceed the minimum amount necessary for the Borrower to maintain its REIT status.

§8.8         [Intentionally Omitted.]

§8.9         Related Companies.  The Borrower will not amend the articles of incorporation or bylaws or other organizational documents of any of the Related Companies other than as may be required by any lender in connection with the incurrence of Indebtedness permitted under §8.1.  Borrower will not, directly or indirectly, make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its interest in any Related Company or Unconsolidated Entity or any dilution of its interest in any Related Company or Unconsolidated Entity.

§8.10       Equity Pledges.  Notwithstanding anything in this Agreement to the contrary, Borrower will not, and the Borrower will not permit any Related Company or Controlled Unconsolidated Subsidiary to, create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of Borrower in any Related Company or Controlled Unconsolidated Entity if (a) all or any portion of the Indebtedness secured by such Lien is recourse to Borrower, or (b) the Real Estate owned by such Related Company or Controlled Unconsolidated Entity is collateral for the Secured Revolving Credit Agreement or any successor facility thereto.

§9.          FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loan:

§9.1         Reserved.

§9.2         Reserved.

§9.3         Total Liabilities to Gross Asset Value.  The Borrower will not permit Total Liabilities to exceed seventy percent (70%) of Gross Asset Value, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending June 30, 2005.  Beginning with the fiscal quarter ending September 30, 2005, the Borrower will not permit Total Liabilities to exceed sixty-five percent (65%) of Gross Asset Value, calculated as of the end of each fiscal quarter.

§9.4         Adjusted EBITDA to Interest Expense.  The Borrower will not permit the ratio of its Adjusted EBITDA to Interest Expense to be less than 1.5 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending June 30, 2005.  Beginning with the fiscal quarter ending September 30, 2005, the Borrower will not permit the ratio of its Adjusted EBITDA to Interest Expense to be less than 1.75 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.

§9.5         EBITDA to Fixed Charges.  The Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.35 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending June 30, 2005.  Beginning with the fiscal quarter ending September 30, 2005, the Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.5 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.

§9.6         Minimum Tangible Net Worth.  The Borrower will not at any time permit its Tangible Net Worth to be less than the sum of $75,000,000, plus 75% of Net Offering Proceeds after the Closing Date, plus 100% of Net OP Proceeds after the Closing Date.

§10.        CONDITIONS TO EFFECTIVENESS.

This Agreement shall become effective when each of the following conditions precedent have been satisfied:

§10.1       Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed original of its Note prior to or on the Closing Date.

§10.2       Good Standing Certificates and Certified Copies.  The Agent shall have received (i) a Certificate of Good Standing for the Borrower from the State of Maryland and a certificate of qualification for the Borrower to do business from the State of Colorado, and (ii) a copy of the Borrower’s Articles of Incorporation certified by the Maryland Secretary of State.

§10.3       By-laws; Resolutions.  All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Borrower true copies of its by-laws and the resolutions adopted by its Board of Directors authorizing the transactions described herein, each certified by its secretary to be true and complete and in effect on the Closing Date.

§10.4       Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each Responsible Officer.

§10.5       Opinions of Counsel Concerning Organization and Loan Documents.  The Agent shall have received favorable opinions addressed to the Lenders and the Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders and the Agent from Borrower’s counsel, which opinion may rely on opinions from other law firms approved by the Lenders as to matters of law applicable in the various states where the Borrower is organized.

§10.6       Payment of Fees.  The Borrower shall have paid to the Agent the fees pursuant to §4.1 and shall have paid all other expenses as provided in §15 hereof then outstanding.

§10.7       Compliance Certificate.  The Agent shall have received a Compliance Certificate showing compliance with §8.3(d), and §9.3 through §9.6 as of June 30, 2004 and for the fiscal periods ending thereon.

§11.        CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date shall also be subject to the satisfaction of the following conditions precedent:

§11.1       Representations True; No Event of Default; Compliance Certificate.  Each of the representations and warranties of the Borrower contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the date as of which they were made and shall also be true and correct in all material respects at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date); the Borrower shall have performed and complied with all terms and conditions herein required to be performed by it or prior to the Borrowing Date of such Loan; and no Default or Event of Default shall have occurred and be continuing on the date of any Loan Request or on the Borrowing Date of such Loan; and Agent shall have received a Compliance Certificate with computations evidencing compliance with the covenants contained in §9.1 through §9.6 hereof after giving effect to such requested Loan.

§11.2       No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

§11.3       Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§11.4       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Agent, and the Lenders shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1       Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable;

(b)           the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents within five (5) days after the same shall become due and payable;

(c)           the Borrower shall fail to comply with any of its covenants contained in §3.2, §7.5, §7.6, §7.7, §7.8, §8 or §9 hereof;

(d)           the Borrower shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12) for thirty (30) days after written notice of such failure from Agent to the Borrower;

(e)           any representation or warranty of the Borrower in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated, provided, however, that with respect to the representations and warranties of the Borrower contained in §6.18 and §6.22, if the condition or event making the representation and warranty false is capable of being cured by the Borrower, no enforcement action has been commenced against the Borrower or the applicable Real Estate on account of such condition or event nor is the applicable Real Estate subject to risk of forfeiture due to such condition or event, and the Borrower promptly commences the cure thereof after the Borrower’s first obtaining knowledge of such condition or event, the Borrower shall have a period of thirty (30) days after the date that the Borrower first obtained knowledge of such condition or event during which the Borrower may cure such condition or event (or, if such condition or event is not reasonably capable of being cured within such thirty (30) day period, such additional period of time as may be reasonably required in order to cure such condition or event but in any event such period shall not exceed six (6) months from the date that the Borrower first obtained knowledge of such condition or event), and no Event of Default shall exist hereunder during such thirty (30) day or additional period so long as the Borrower continuously and diligently pursues the cure of such condition or event and the other conditions to such cure period have not changed;

(f)            the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and in any event, such failure shall continue for thirty (30) days, unless the aggregate amount of all such defaulted Indebtedness plus the amount of any unsatisfied judgments described in paragraph (i) of this §12.1 is less than $5,000,000.00;

(g)           any of the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any substantial part of its properties or shall commence any case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and such Person shall indicate its approval thereof, consent thereto or acquiescence therein;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any uninsured final judgment against the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity that, with other outstanding uninsured final judgments, undischarged, against the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity plus the amount of any defaulted Indebtedness under paragraph (f) of this §12.1, exceeds in the aggregate $5,000,000.00;

(j)            if any of the Loan Documents or any material provision of any Loan Documents shall be unenforceable, cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)           the Borrower, any of the Related Companies or any Controlled Unconsolidated Entity shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower;

(l)            the Borrower shall fail to pay, observe or perform any term, covenant, condition or agreement contained in any agreement, document or instrument evidencing, securing or otherwise relating to any Indebtedness of the Borrower to any Lender (other than the Obligations) and/or relating to any Permitted Lien (other than the Obligations) within any applicable period of grace provided for in such agreement, document or instrument;

(m)          [Intentionally Omitted];

(n)           any “Event of Default”, as defined in any of the other Loan Documents, shall occur; or

(o)           Any two or more of William Atkins, Charles Knight and John Greenman shall cease to be a senior executive officer of the Borrower and the Board of Directors of the Borrower shall not, within six months thereafter, hire a substitute officer who has been approved by the Majority Lenders, with each Lender having the right to approve or disapprove any proposed successor in its sole reasonable discretion;

(p)           a Change of Control shall occur without the prior written consent of all Lenders;

(q)           any “Event of Default” as defined in the Secured Revolving Credit Agreement shall occur;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or action by the Majority Lenders.

§12.2       Termination of Commitments.  If any one or more Events of Default specified in §12.1(g) or §12.1(h) shall occur, any unused portion of the Commitments hereunder, shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred and be continuing, the Agent, upon the election of the Majority Lenders, may by notice to the Borrower terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and the Lenders shall be relieved of all further obligations to make Loans. No termination of such Lender’s Commitment hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to such Lender arising under other agreements or instruments.

§12.3       Remedies.  In case any one or more of the Events of Default shall have occurred, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, with the consent of the Majority Lenders, proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver and, if any amount shall have become due, by declaration or otherwise, to proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.

§12.4       Distribution of Proceeds.  In the event that, during the continuance of any Default or Event of Default, the Agent or any Lender as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)           Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, the Agent’s fee payable pursuant to §4.3, and (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.6 and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and distributions in respect of such Obligations shall be made among the Lenders pro rata in accordance with each Lender’s respective Facility Percentage; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, and to the payment of any obligations required to be paid pursuant to applicable laws applicable to such enforcement; and

(d)           Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are legally entitled thereto.

§13.        SETOFF.

Borrower hereby grants to each Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to such Lender hereunder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or in transit to it.  At any time, without demand or notice (any such notice being expressly waived by Borrower), any Lender may, WITH THE PRIOR APPROVAL OF THE AGENT, setoff the same or any part thereof and apply the same to any liability or obligation of Borrower hereunder  even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, no Lender shall exercise a right of setoff if such exercise would limit or prevent the exercise of any other remedy or other recourse against the Borrower.

§14.        THE AGENT.

§14.1       Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create any agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2       Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3       No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§14.4       No Representations.  The Agent shall not be responsible for the execution or validity or enforceability by or against Borrower of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower or its Subsidiaries or any other Person.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney-client relationship or duty of care is between Agent’s counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5       Payments.

(a)           A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender subject to the pro rata rights to repayment based upon the Facility Percentage of each Lender. The Agent agrees, promptly after the Agent’s receipt of good funds as determined in accordance with Agent’s customary practices, to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of §12 and §13  with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or to adjust promptly such Lender’s outstanding principal and its pro rata Facility Percentage as provided in §2.7 hereof, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans.  In addition to the rights and remedies that may be available to the Agent at law and in equity, a Defaulting Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Defaulting Lender.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, and (ii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender and, to the extent such recovery would not fully compensate the Lenders for the Delinquent Lender’s breach of this Agreement, to collect damages.  In addition, the Delinquent Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default rate of interest set forth in §4.10, for funds advanced by Agent or any other Lender on account of the Delinquent Lender or any other damages such Persons may sustain or incur by reason of or as a direct consequence of the Delinquent Lender’s failure or refusal to abide by its obligations under this Agreement.

§14.6       Holders of Notes.  The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7       Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§14.8       Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9       Resignation.  The Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, appointment of such successor Agent shall be subject to the reasonable approval of the Borrower.  If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the giving of notice of resignation or the Borrower has disapproved or failed to approve a successor agent within such period, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A2/P2 or its equivalent by Standard & Poor’s Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10     Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

§14.11     Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents and exercise all or any legal and equitable and other rights or remedies as it may have. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction or would subject to the Agent to civil liability.

§14.12     Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

§15.        EXPENSES.

The Borrower agrees to pay (a) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s net income), including any intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Lenders with respect thereto), (b) the reasonable fees, expenses and disbursements of the Agent’s counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the reasonable fees, costs, expenses and disbursements of the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) the fees, costs, expenses and disbursements of the Agent incurred in connection with the syndication and/or participation of the Loans, (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by the Agent or any Lender in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or the Lender’s relationship with the Borrower, any Controlled Unconsolidated Entity or any of the Related Companies, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings, (g) all reasonable costs incurred by the Agent in the future in connection with its inspection of the Real Estate, and (h) the reasonable fees, costs, expenses and disbursements of the Agent incurred in connection with the granting of any collateral by the Borrower, including, without limitation, the costs incurred by the Agent in connection with its inspection of such collateral, and the fees and disbursements of the Agent’s counsel. The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent and the Lenders and the shareholders, directors, agents, officers, subsidiaries, and affiliates of the Agent and the Lenders and any Person that controls the Agent or any Lender from and against any and all claims, actions or causes of action and suits whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or which otherwise arise in connection with the financing including, without limitation except to the extent caused by the gross negligence or willful misconduct of a Lender or the Agent as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods (but such limitation on indemnification shall only apply to the Agent or Lender that is being grossly negligent or committing willful misconduct), (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, (c) the Borrower entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its respective properties, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), (e) any cost, claim liability, damage or expense in connection with any harm the Borrower may be found to have caused in the role of a broker, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lenders and the Agent shall each be entitled to select their own separate counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as to the Lenders so long as the possibility of any such claim, action, cause of action or suit exists under applicable law, rule or regulation.

§17.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lenders of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or the Lenders have any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to the Agent or any Lender at any time executed on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

§18.        ASSIGNMENT; PARTICIPATIONS; ETC.

§18.1       Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Facility Percentage and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment except that such consent shall not be needed with respect to an assignment from a Lender to one of its Affiliated Lenders, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) each assignment shall be in an amount of not less than $3,000,000 that is a whole multiple of $1,000,000, (d) each Lender shall either assign its entire Commitment or shall retain, free of any such assignment, an amount of its Commitment of not less $3,000,000 and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”) , together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.3, be released from its obligations under this Agreement.

§18.2       Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the validity or enforceability or priority of any lien or any Collateral; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and collateral decisions in taking or not taking action under this Agreement, (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as “Agent” on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

§18.3       Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Facility Percentages of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $2,500.00.  The Agent may amend Schedules 1 and 1.1 hereof to reflect the recording of any such assignments.

§18.4       New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its Loans hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

§18.5       Participations.  Each Lender may sell participations to one or more banks or other entities in a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents not to exceed forty-nine percent (49%) of its Facility Percentage; provided that (a) the Agent shall have given its prior written consent to such participation, except that any Lender may sell participations to its Affiliated Lenders without such consent, (b) each such participation shall be in an amount of not less than $3,000,000 that is a whole multiple of $1,000,000, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (d) such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (e) such participant shall have no direct rights against the Borrower except the rights granted to the Lenders pursuant to §13, (f) such sale is effected in accordance with all applicable laws, (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower, any Related Company or any Unconsolidated Entity or any affiliate thereof, and (h) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent.

§18.6       Pledge by Lender.  Any Lender may at any time pledge or assign all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.7       No Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

§18.8       Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

§18.9       Mandatory Assignment.  In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Facility Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance substantially in the form attached hereto as Exhibit D and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable prepayment fees which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that Borrower may pay the amount of any interest, fees or other amounts (other than principal) owed to such Non-Consenting Lender).

§18.10     Co-Agents.  The Arranger shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.        NOTICES, ETC.

Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrower, at 1780 S. Bellaire Street, Suite 515, Denver, CO 80222 Attention:  Chief Financial Officer, Telefax No. 303-296-7353 or at such other address for notice as the Borrower shall last have furnished in writing to the Agent; and

(b)           if to the Agent, at 400 Perimeter Center Terrace, N.E., Suite 900, Atlanta, Georgia 30346, Attn: Dan Stegemoeller, Vice President, Telefax No. 770-804-6443 and to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114-1306, Real Estate Capital Services or such other address for notice as the Agent shall last have furnished in writing to the Borrower.

(c)           if to any Lender, at such Lender’s address set forth on such Lender’s signature page, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile (as evidenced by confirmation of successful transmission) and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

§20.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  BORROWER AGREES THAT ANY SUIT BY IT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT ONLY IN THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT FOR ANY SUIT BY AGENT OR ANY LENDER AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS

BROUGHT IN AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER EXIST AND THE BORROWER CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§21.        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§22.        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§23.        ENTIRE AGREEMENT.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §25.

§24.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

THE BORROWER, THE AGENT AND EACH LENDER HEREBY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR THE LENDERS RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES

OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDERS TO PROVIDE THE COMMITMENTS AND MAKE THE LOANS.

§25.        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender:  a decrease in the rate of interest on and the term of the Notes; except as provided in §2.7, an increase in the amount of the Commitments of the Lenders; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable to the Lenders under the Loan Documents; the postponement of any date fixed for any payment of principal of or interest on the Loan; an extension of the Maturity Date; a change in the manner of distribution of any payments to the Lenders or the Agent; the release of the Borrower; an amendment of the definition of Majority Lenders or of any requirement for consent by all of the Lenders; any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Facility Percentage; an amendment to this §25; or an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Majority Lenders to require a lesser number of Lenders to approve such action.  Notwithstanding the foregoing, Agent may unilaterally in its discretion grant Borrower a waiver of the covenant in §3.2 for a period not to exceed ninety (90) days, provided that such waiver may only be granted once in any calendar year.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  The provisions of §14 may not be amended without the written consent of the Agent.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§26.        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§27.        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§28.        DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower or any of its affiliates or Subsidiaries regardless of the capacity of the Agent or the Lenders hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§29.        NO UNWRITTEN AGREEMENTS.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

§30.        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

§31.        RIGHTS OF THIRD PARTIES.

(a)           This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

(b)           All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make advances of proceeds of the Loan in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.

§32.        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:

AMERIVEST PROPERTIES INC., a Maryland corporation

By:	/s/ John B. Greenman
Name: John B. Greenman
Title: Vice President

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:	/s/ Dan Stegemoeller
Name: Dan Stegemoeller
Title: Vice President

Lender Signature Page

	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Dan Stegemoeller
	Name: Dan Stegemoeller
	Title: Vice President

Commitment:	$40,000,000

Facility Percentage:	100%

	Notice Address:

	KeyBank National Association
	400 Perimeter Center Terrace, N.E.
	Suite 900
	Mailcode: GA-03-40-0900
	Atlanta, Georgia 30346
	Attn: Dan Stegemoeller
	Fax: (770) 804-6443

	With a copy to:

	KeyBank National Association
	127 Public Square
	Cleveland, Ohio 44114-1306
	Attn: Real Estate Capital Services
	Fax: ( )

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

No.	[Date]
[Amount]

FOR VALUE RECEIVED, the undersigned, AMERIVEST PROPERTIES INC., a Maryland corporation (the “Borrower”), promises to pay, without offset or counterclaim,  to the order of [Name of Lender] (hereinafter, together with its successors in title and assigns, called the “Lender”) at the head office of KeyBank National Association, as Agent (the “Agent”) at 127 Public Square, Cleveland, Ohio 44114-1306 or at such other address as Agent may specify, the principal sum of [Amount in Words][Amount in Numbers] or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the First Amended and Restated Unsecured Revolving Credit Agreement dated as of October 20, 2004 among the Lender, the Borrower,  the other lending institutions named therein and the Agent, as amended from time to time (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  Unless otherwise provided herein, the rules of interpretation set forth in §1.2 of the Credit Agreement shall be applicable to this Note.

The Borrower also promises to pay (a) principal from time to time at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount from time to time unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement.  Late charges and other charges and default rate interest shall be paid by Borrower in accordance with the terms of the Credit Agreement.  The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date.  The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement.  The principal of this Note is subject to prepayment in whole or in part in the manner and to the extent specified in the Credit Agreement.  The principal of this Note, the interest accrued on this Note and all other Obligations of the Borrower are full recourse obligations of the Borrower, and all of its Real Estate Assets, and its other properties shall be available for the payment and performance of this Note, the interest accrued on this Note, and all of such other Obligations.  In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the Borrower and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from

A-1

any circumstance whatsoever, interest would otherwise by payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Lenders and the Agent.

The Borrower and all endorsers hereby waive presentment, demand, protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note, and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Georgia (excluding the laws applicable to conflicts or choice of law).  The Borrower has waived its right to a jury trial with respect to any action or claim arising out of this Note pursuant to §24 of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as an instrument under seal on the date first above written.

WITNESS:	AMERIVEST PROPERTIES INC.

By:
Name:
Title:

(CORPORATE SEAL)

A-2

EXHIBIT B

LOAN REQUEST

[Date]

KeyBank National Association, as Agent

400 Perimeter Center Terrace, Suite 900

Atlanta, Georgia  30346

Re:                               Loan Request under First Amended and Restated Unsecured Revolving Credit Agreement dated as of October 20, 2004

Ladies and Gentlemen:

Pursuant to §2.5 of the First Amended and Restated Unsecured Revolving Credit Agreement dated as of October 20, 2004, among you, certain other Lenders and us (the “Credit Agreement”), we hereby request that the Lenders make a Loan as follows:

(i)            Principal amount requested: $

(ii)           Proposed Borrowing Date:

(iii)          Interest Period:

(iv)          Type:

This Loan Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.5 of the Credit Agreement.

The undersigned hereby further certifies to you that it is in compliance with the covenants specified in §9.3 through §9.6 of the Credit Agreement, and will remain in compliance with such covenants after the making of the requested Loan, as evidenced by a Compliance Certificate in the form of Exhibit C to the Credit Agreement of even date herewith delivered to you simultaneously with this Loan Request.

We also understand that this request obligates us to accept the requested Loan on such date. All terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

B-1

The undersigned hereby certifies to you, in accordance with the provisions of §11.1 of the Credit Agreement, that the representations and warranties contained in the Credit Agreement and in each document and instrument delivered pursuant to or in connection therewith were true in all material respects as of the date as of which they were made, are also true in all material respects at and as of the date hereof, and will also be true in all material respects at and as of the proposed Borrowing Date of the Loan requested hereby, in each case except as otherwise permitted pursuant to the provisions of §11.1 the Credit Agreement, and no Default or Event of Default has occurred and is continuing.

Very truly yours,

AMERIVEST PROPERTIES INC.

By:
Name:
Its:

B-2

EXHIBIT C

COMPLIANCE CERTIFICATE UNDER
FIRST AMENDED AND RESTATED UNSECURED
REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 20, 2004

The undersigned, a Responsible Officer of AMERIVEST PROPERTIES INC. (the “Borrower”), hereby certifies on behalf of the Borrower as of the date hereof the following:

1.             No Defaults.  I have read a copy of the First Amended and Restated Unsecured Revolving Credit Agreement dated as of October 20, 2004 (the “Credit Agreement”) among the Borrower, KeyBank National Association, the other lending institutions party thereto, and KeyBank National Association, as Agent. Terms used herein and not otherwise defined herein shall have the meanings set forth in §1.1 of the Credit Agreement. No Event of Default is continuing in the performance or observance of any of the covenants, terms or provisions of the Credit Agreement or any of the other Loan Documents.  Without limiting the foregoing, the Borrower has not taken any actions which are prohibited by the negative covenants set forth in §8 of the Credit Agreement.  Attached hereto as Appendix I are all relevant calculations needed to determine whether the Borrower is in compliance with §9.1 through §9.6, inclusive, and §8.3(d) and §8.7 of the Credit Agreement as of the end of the most recently completed fiscal quarter (except that in the case of Compliance Certificates delivered pursuant to §2.5, §8.1(f), §8.4(c), or §11.1, the calculations determining compliance with §9.3 have been computed on a pro forma basis after giving effect to the proposed transaction).

2.             No Material Changes, Etc.  Except as disclosed on Appendix II hereto, since the [date of most recent financial statements furnished to the Agent and the Lenders], there have occurred no materially adverse changes in the financial condition or business of the Borrower as shown on or reflected in the balance sheet of the Borrower as at such date other than (a) changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower and (b) changes resulting from the making of the Loans and the transactions contemplated by the Credit Agreement.

3.             No Materially Adverse Contracts, Etc.  The Borrower is not subject to any charter, corporate, or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected, in the reasonable judgment of the Borrower’s officers, in the future to have a materially adverse effect on the Borrower.  The Borrower is not a party to any contract or agreement that has or is expected, in the reasonable judgment of the Borrower ‘s officers, to have a materially adverse effect on the Borrower.

Date:

AMERIVEST PROPERTIES INC.

By:
Name:
Its:

AMERIVEST PROPERTIES

APPENDIX I TO COVENANT COMPLIANCE CERTIFICATE

based on QE ____________________

CORPORATE COVENANTS
(1)	Corporate Leverage (Section 9.3 in Credit Agreement)
a.	Total Assets on Balance Sheet
b.	Real Estate Depreciation plus $4,507,557
c.	GROSS ASSET VALUE (a+b)
d.	Total Liabilities on Balance Sheet
e.	Contingent Liabilities not already on B.S.
f.	Borrower’s % of unconsolidated entity liabilities
g.	TOTAL LIABILITIES as defined (d + e + f)
	TOTAL LIABILITIES TO GAV:		%
(cannot exceed 70% through June 30, 2005, and cannot exceed 65% thereafter))

(2)	Corporate Interest Coverage (Section 9.4 in Credit Agreement)
a.	EBITDA (last 2 Quarters annualized)
b.	Company S.F.
c.	Reserve Amount PSF	$0.25
d.	Total Reserve (bxc)	$—
e.	Adjusted EBITDA (a-d)	$—
f.	Interest Expense
g.	Capitalized Interest
h.	Total Interest Exp. (g+h)
i.	Adj. EBITDA to Int.Exp. (e/h)
(cannot be less than 1.50x through June 30, 2005, and cannot be less than 1.75x thereafter)

(3)	Corporate Fixed Charge Coverage (Section 9.5 in Credit Agreement)
a.	EBITDA last 2 Qtrs annualized (= 2a.)
b.	Interest Expense (= 2h.)
c.	principal payments
d.	preferred dividends
e.	Fixed Charges (b + c + d)
f.	EBITDA/Fixed Charges (a/e)
(cannot be less than 1.35x through June 30, 2005 and cannot be less than 1.5x thereafter)

(4)	Minimum Tangible Net Worth (Section 9.6 in Credit Agreement)
a.	GAV (= 1c.)
b.	Intangible Assets
c.	Total Liabilities (= 1d.)
d.	Net Worth (a-b-c)
e.	Net Offering Proceeds after Closing Date
f.	multiplied by 75%		75%
g.	e x f		—
h.	Net OP Proceeds after Closing Date
i.	multiplied by 100%		100%
j.	h x j		—
k.	Tangible Net Worth (d+g+j)		—
(cannot be less than $75mm + 75% of Net Offering Proceeds and 100% of OP Proceeds raised after Closing Date)

(5)	Permitted Investments (Section 8.3(d) of Credit Agreement)
		Covenant*	Actual
a.	R.E. Assets that are not office bldgs or off. parks	5%
b.	Unconsolidated Entities	10%
c.	Undeveloped Land	5%
d.	Mortgages and Notes Receivable	5%
e.	Total Investments	n/a
f.	MAXIMUM PERMITTED INVESTMENTS	15%
* as a percent of GAV (= 1c)

(6)	Total Distributions (Section 8.7 of Credit Agreement
a.	total distributions for the last four quarters
b.	FFO for the last four quarters
c.	95% of b.
a. cannot exceed c. commencing March 31, 2005

EXHIBIT D

FORM OF
ASSIGNMENT AND ACCEPTANCE

Dated

Reference is made to the First Amended and Restated Unsecured Revolving Credit Agreement dated as of October 20, 2004 (as amended and in effect from time to time, the “Agreement”), among AmeriVest Properties, Inc., a Maryland corporation (the “Borrower”), KeyBank National Association, the other Lenders and KeyBank National Association as agent (the “Agent”) for itself and the other Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

                            (the “Assignor”) and                                (the “Assignee”) agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as hereinafter defined) a portion of the Assignor’s rights and obligations under the Agreement which relates to $                                 of the Assignor’s Commitment and a Facility Percentage of              % of all Loans outstanding as of the Effective Date.

2.             The Assignor (i) represents that as of the date hereof, its Commitment (without giving effect to this Assignment or any other assignments by Assignor effective on the Effective Date (the “Simultaneous Assignments”)) is $                        and its Facility Percentage with respect thereto is  %, and the outstanding balance of its Loans (unreduced by any assignments thereof pursuant to this Assignment or the Simultaneous Assignments) is $                              ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other person which may be primarily or secondarily liable in respect of any of the Obligations or any of their obligations under the Agreement or the other Loan Documents or any other instrument or document delivered or executed pursuant thereto; (iv) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (v) represents and warrants that to the best of Assignor’s knowledge no Event of Default has occurred and is continuing on the date hereof; and (vi) attaches the $                             Note delivered to it under the Agreement and requests that the Borrower exchange such Note for new Notes executed by Borrower and payable to each of the Assignor and/or to the assignees pursuant to the Simultaneous Assignments and the Assignee as follows:

Notes Payable to the Order of:	Amount of Note
[Name of Assignor or assignees pursuant Simultaneous Assignments]	[$ )]

[Name of Assignee]	[$ )]

3.             The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to §§6.4 and 7.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions and review and analysis of the value of any Properties in taking or not taking action under the Agreement; (iv) represents, warrants and confirms that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Agreement and the other Loan Documents; and (vi) agrees that it will perform all the obligations which by the terms of the Agreement are required to be performed by it as a Lender in accordance with the terms of the Agreement.

4.             The effective date for this Assignment and Acceptance shall be                                     (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording in the Register by the Agent.  This Assignment and Acceptance may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Assignment and Acceptance it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

5.             Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, with respect to that portion of its interest under the Agreement assigned hereunder relinquish its rights and be released from its obligations under the Agreement.

6.             Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.

7.             THIS ASSIGNMENT AND ACCEPTANCE IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title: